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                                                                    EXHIBIT 99.1
     FOR IMMEDIATE RELEASE
     AUGUST 16, 1999

          PHILLIP D. MATTHEWS TO BE CHAIRMAN OF THE BOARD AT SIZZLER
          STEVEN R. SELCER NAMED NEW SIZZLER CHIEF FINANCIAL OFFICER
            MICHAEL B. GREEN ELECTED GENERAL COUNSEL AND SECRETARY
         RYAN S. TONDRO HEADS NEW ACQUISITIONS, DEVELOPMENT DEPARTMENT

LOS ANGELES, CA, August 16, 1999 -- Sizzler International (NYSE: SZ) today announced that current Director Phillip D. Matthews will assume the position of Chairman of the Board at this year's shareholders' meeting. As previously announced, James A. Collins, Sizzler's current Chairman, will become Chairman Emeritus.

Matthews has been a Director of the Company since 1997. He has been Lead Director and Chairman of the Executive Committee of Wolverine World Wide, Inc. since 1996, and Chairman of the Board of Wolverine World Wide, Inc. from 1993 through 1996. He is a Director of both Washington Mutual, Inc. and Wolverine World Wide, Inc.

Sizzler also announced the appointment of leading restaurant executive Steven R. Selcer as Chief Financial Officer, and the appointment of Michael B. Green as Vice President, General Counsel and Secretary.

Ryan S. Tondro, the Company's former CFO has been appointed Vice President of Acquisitions and Development with the additional responsibility of strategic planning.

President and Chief Executive Officer Chuck Boppell said, "This represents a major strengthening of our management team with the best of both worlds. We can continue to benefit from Ryan's five years of experience with Sizzler by focusing his talents in this critical new area. At the same time, we are gaining broad additional capabilities from Steve Selcer who brings 13 years of restaurant system experience in both operations and finance. Steve's success at Grand American Fare Restaurants, Islands Restaurants and, most recently, La Salsa makes him a terrific resource as we position the company on a new growth path. Mickey's well deserved appointment to General Counsel and Secretary and the addition of Diane M. Hardesty as Vice President of Human Resources in April solidifies the management team."

Selcer was Chief Operating Officer of La Salsa prior to its sale last month. He also served as Chief Financial Officer at Islands Restaurants and Grand American Fare Restaurants after leaving Deloite & Touche in 1986. He graduated with Undergraduate and Masters Degrees from the University of Southern California.

Tondro served as Vice President - Controller throughout Sizzler's highly successful bankruptcy and has been instrumental in repositioning and upgrading the company's financial systems. Prior
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to joining Sizzler, he was Vice President, Finance and Controller of Washington
Inventory Service, a division of Huffy Corporation and Vice President, Controller of Thrifty Drug Stores after leaving Arthur Andersen in 1978.

Previously, Green served as Vice President, General Counsel and Secretary of the Company's U.S. subsidiary corporations. Prior to joining Sizzler, Green was Counsel for Atlantic Richfield Company, was in private practice in Washington D. C., served as a Trial Attorney in the Antitrust Division of the United States Department of Justice, and Law Clerk to John W. Lord, Jr., Chief Judge of the United States District Court located in Philadelphia, Pennsylvania. Green received his B.A. degree from Brooklyn College of the City University of New York and J.D. degree from New York University School of Law.

     Sizzler International, Inc. operates, franchises or joint ventures 347 Sizzler restaurants worldwide and 101 KFC restaurants in Queensland, Australia.